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                          Independent Auditors' Consent

To the Shareholders and Board of Trustees of Greenwich Street Series Fund:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Greenwich Street Series Fund (the "Funds"), in this Prospectus and Statement of Additional Information, of our reports dated February 8, 2002, on the statements of assets and liabilities as of December 31, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

Portfolios
----------
Diversified Strategic Income Portfolio
Intermediate High Grade Portfolio
Money Market Portfolio
Salomon Brothers Variable Emerging Growth Fund
Salomon Brothers Variable International Equity Fund
Appreciation Portfolio
Equity Index Portfolio
Salomon Brothers Variable Growth & Income Fund
Salomon Brothers Variable All Cap Value Fund
Fundamental Value Portfolio




                                                                        KPMG LLP

New York, New York
April 1, 2002